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                                                                    Exhibit 15.3

Deloitte Touche Tohmatsu
Av. Presidente Wilson 231-22(degree)
20030-021 - Rio de Janeiro - RJ
Brasil
Telefone: (21) 524-1281                                             DELOITTE
Fac-simile: (21) 220-3876                                           TOUCHE
www.deloitte.com.br                                                 TOHMATSU


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549


Commissioners:


We are aware that our report dated October 23, 2001 on our review of interim financial information of Alunorte-Alumina do Norte do Brasil S.A. as of September 30, 2001 and 2000, and for the nine-month periods then ended, is included in the Amendment no. 2 to the Registration Statement on Form F-3 filed by Companhia Vale do Rio Doce (Registration No. 333-82136).


Yours very truly,


/s/ Deloitte Touche Tohmatsu
DELOITTE TOUCHE TOHMATSU
Independent Auditors


Rio de Janeiro, Brazil, March 12, 2002